EXHIBIT 13.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 17, 2014, relating to the consolidated financial statements and schedule of Avino Silver & Gold Mines Ltd. appearing in the Annual Report on Form 20-F of Avino Silver & Gold Mines Ltd. for the year ended December 31, 2013 to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120) and Forms F-3 (SEC File Nos.: 333-193471 and 333-195144).

/s/ Manning Elliott LLP

Vancouver, Canada
April 17, 2014